EXECUTION VERSION GUARANTEE AND COLLATERAL AGREEMENT made by GARTNER, INC. and certain of its Subsidiaries in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent Dated as of June 17, 2016

TABLE OF CONTENTS SECTION 1. DEFINED TERMS ....................................................................................................... 4 1.1 Definitions ............................................................................................................................... 4 1.2 Other Definitional Provisions ................................................................................................... 8 SECTION 2. GUARANTEE ............................................................................................................. 8 2.1 Guarantee ................................................................................................................................. 8 2.2 Right of Contribution ............................................................................................................... 9 2.3 No Subrogation ........................................................................................................................ 9 2.4 Amendments, etc. with respect to the Borrower Obligations ..................................................... 9 2.5 Guarantee Absolute and Unconditional ................................................................................... 10 2.6 Reinstatement ........................................................................................................................ 10 2.7 Payments ............................................................................................................................... 11 SECTION 3. GRANT OF SECURITY INTEREST ......................................................................... 11 SECTION 4. REPRESENTATIONS AND WARRANTIES ............................................................ 12 4.1 Title; No Other Liens ............................................................................................................. 12 4.2 Perfected First Priority Liens .................................................................................................. 12 4.3 Jurisdiction of Organization; Chief Executive Office .............................................................. 12 4.4 Equipment.............................................................................................................................. 12 4.5 Investment Property ............................................................................................................... 12 4.6 Intellectual Property ............................................................................................................... 13 4.7 Commercial Tort Claims ........................................................................................................ 13 SECTION 5. COVENANTS ............................................................................................................ 13 5.1 Delivery of Instruments, Certificated Securities and Chattel Paper .......................................... 13 5.2 Maintenance of Perfected Security Interest; Further Documentation ....................................... 14 5.3 Changes in Name, etc ............................................................................................................. 14 5.4 Notices ................................................................................................................................... 14 5.5 Investment Property ............................................................................................................... 14 5.6 Receivables ............................................................................................................................ 15 5.7 Intellectual Property ............................................................................................................... 15 5.8 Commercial Tort Claims ........................................................................................................ 16 SECTION 6. REMEDIAL PROVISIONS ........................................................................................ 16 6.1 Receivables ............................................................................................................................ 16 6.2 Investment Property ............................................................................................................... 17 6.3 Proceeds to be Turned Over To Administrative Agent ............................................................ 18 6.4 Application of Proceeds ......................................................................................................... 18 6.5 Code and Other Remedies ...................................................................................................... 19 6.6 Subordination ......................................................................................................................... 19 6.7 Deficiency.............................................................................................................................. 19 SECTION 7. THE ADMINISTRATIVE AGENT ............................................................................ 19 7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc ................................................ 19 7.2 Duty of Administrative Agent ................................................................................................ 21 7.3 Execution of Financing Statements ......................................................................................... 21 7.4 Authority of Administrative Agent ......................................................................................... 22

SECTION 8. MISCELLANEOUS ................................................................................................... 22 8.1 Amendments in Writing ......................................................................................................... 22 8.2 Notices ................................................................................................................................... 22 8.3 No Waiver by Course of Conduct; Cumulative Remedies ....................................................... 22 8.4 Enforcement Expenses; Indemnification ................................................................................. 22 8.5 Successors and Assigns .......................................................................................................... 23 8.6 Set-Off ................................................................................................................................... 23 8.7 Counterparts........................................................................................................................... 23 8.8 Severability ............................................................................................................................ 23 8.9 Section Headings ................................................................................................................... 24 8.10 Integration.............................................................................................................................. 24 8.11 GOVERNING LAW .............................................................................................................. 24 8.12 Submission To Jurisdiction; Waivers ...................................................................................... 24 8.13 Acknowledgements ................................................................................................................ 24 8.14 Additional Grantor ................................................................................................................. 25 8.15 Releases ................................................................................................................................. 25 8.16 WAIVER OF JURY TRIAL ................................................................................................ 25 SCHEDULES Schedule 1 Notice Addresses Schedule 2 Investment Property Schedule 3 Perfection Matters Schedule 4 Jurisdictions of Organization and Chief Executive Offices Schedule 5 Equipment Locations Schedule 6 Intellectual Property

GUARANTEE AND COLLATERAL AGREEMENT GUARANTEE AND COLLATERAL AGREEMENT, dated as of June 17, 2016, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of June 17, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GARTNER, INC. (the “Borrower”), the Lenders and the Administrative Agent. W I T N E S S E T H: WHEREAS, pursuant to the Credit Agreement, the Lenders and the Issuing Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein; WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor; WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses; WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties; NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows: SECTION 1. DEFINED TERMS 1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations. (b) The following terms shall have the following meanings: “Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on (including interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements or any Specified Cash Management Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, however, that for the purposes of determining any Guarantor Obligations of any Guarantor, the definition of “Borrower Obligations” shall no create any guarantee by such Guarantor of any Excluded Swap Obligation of such Guarantor. “Collateral”: as defined in Section 3. “Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4. “Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office (including, without limitation, those United States copyright registrations and applications for registration listed in Schedule 6), and (ii) the right to obtain all renewals thereof. “Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to distribute, exploit and sell materials derived from any Copyright (including, without limitation, those listed in Schedule 6). “Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution. “Excluded Collateral”: unless otherwise agreed by the Borrower and the Administrative Agent, (a) any owned or leased real property or any other interest in real property, (b) motor vehicles and other assets subject to certificates of title, (c) any Letter-of-Credit Rights (except to the extent perfection can be obtained by filing financing statements under the UCC) and Commercial Tort Claims with a potential value below $10,000,000, (d) any property to the extent that the grant of a security interest in which is prohibited by applicable law, requires a consent not obtained of any Governmental Authority pursuant to such applicable law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note (other than any of the foregoing issued by a Grantor), any applicable shareholder or similar agreement, (e) margin stock and Capital Stock in any Person (other than any wholly-owned Subsidiary of the Borrower) to the extent not permitted by the terms of such Person’s organizational or joint venture documents in each case, after giving effect to the applicable anti- assignment provisions of the UCC, (f) any property to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower, (g) any newly acquired asset or Subsidiary or any asset of such newly acquired Subsidiary to the extent that the collateral assignment thereof or the creation of a security interest therein would constitute a breach of the terms of any permit, license, contract, authorization, lease or agreement or would permit the relevant counterparty to terminate such permit, license, contract, authorization, lease or agreement, (h) (i) any governmental permit, license, contract, franchise or authorization or (ii) any lease, license, contract or agreement to which any of the Borrower or the Guarantors is a party or any of its rights or interests thereunder, in each case, to the extent that the collateral assignment thereof or the creation of a security interest therein would constitute a breach of the terms of such permit, license, contract, franchise, authorization, lease or agreement, or would permit the relevant Governmental Authority or counterparty to terminate such permit, license, contract, franchise, authorization, lease or agreement after giving effect to the applicable anti-assignment provisions of the UCC, and only so long as the applicable provision giving rise to such violation or invalidity or such right of termination was not incurred in anticipation of the Loans and (i) any property to the extent actions would be required in any non-U.S. jurisdiction in order to create any security interests in such property located or titled outside of the U.S. or to perfect any such security interests and (j) any property in circumstances where the costs of obtaining a security interest in such property exceed the benefit to the Secured Parties afforded thereby (as reasonably determined by the Borrower and the Administrative Agent). “Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary or Foreign Subsidiary Holdco. “Grantor Registered Intellectual Property”: all (i) Copyrights registered with and applications for copyright registrations pending before the United States Copyright Office, (ii) Patents issued by and patent applications pending before the United States Patent and Trademark Office, and (iii) Trademarks registered with and applications for trademark registrations pending before the United States Patent and Trademark Office, in each case, owned by any Grantor. “Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) which may arise under or in connection with this Agreement (including, without limitation, Section 2), whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement). “Guarantors”: the collective reference to each Grantor; provided that each Grantor shall be considered a Guarantor only with respect to the Borrower Obligations of any other Loan Party. “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Patents, the Trademarks, all Copyright Licenses, Trademark Licenses and Patent Licenses under which any Grantor is the exclusive licensee of a U.S. registered Copyright, Trademark and/or Patent or an application therefor, Internet domain names, intellectual property rights in technology, know-how, trade secrets, software and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries. “Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock. “Issuers”: the collective reference to each issuer of any Investment Property. “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York. “Obligations”: (i) in the case of the Borrower, the Borrower Obligations and (ii) in the case of each Guarantor, the Guarantor Obligations. “Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, with respect to (i) and (ii) those United States patents and patent applications listed in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing. “Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to practice any invention covered in whole or in part by a Patent, including, without limitation, those listed in Schedule 6. “Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business). “Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 66% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary or Foreign Subsidiary Holdco be required to be pledged hereunder. “Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto. “Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account). “Secured Parties”: the collective reference to the Administrative Agent, the Lenders, the Issuing Lenders and any affiliate of any Lender or Issuing Lender to which Borrower Obligations or Guarantor Obligations, as applicable, are owed.

“Trademarks”: (i) all trademarks, trade names, trade dress, service marks and other source identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto (including, without limitation, those United States trademark registrations and applications for registration listed in Schedule 6), and (ii) the right to obtain all renewals thereof. “Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark (including, without limitation, those listed in Schedule 6). “UCC”: the New York UCC or Uniform Commercial Code under any other state the laws of which are required to be applied in connection with the issue of perfection of security interests. 1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified. (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. (c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof. SECTION 2. GUARANTEE 2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor). (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2). (c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder. (d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding (other than Letters of Credit which have been cash collateralized in a manner reasonably acceptable to the Issuing Lender)

and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Loan Parties may be free from any Borrower Obligations. (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding (other then Letters of Credit which have been cash collateralized in a manner reasonably acceptable to the Issuing Lender) and the Commitments are terminated. 2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder. 2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding (other then Letters of Credit which have been cash collateralized in a manner reasonably acceptable to the Issuing Lender) and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, and shall, promptly upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in the order set forth in Section 6.4. 2.4 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto. 2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance, other than payment in full of the Borrower Obligations. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. 2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office. SECTION 3. GRANT OF SECURITY INTEREST Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations: (a) all Accounts; (b) all Chattel Paper; (c) all Commercial Tort Claims; (d) all Deposit Accounts; (e) all Documents; (f) all Equipment; (g) all Fixtures; (h) all General Intangibles; (i) all Instruments; (j) all Intellectual Property; (k) all Inventory; (l) all Investment Property; (m) all Letter-of-Credit Rights; (n) all other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above); (o) all books and records pertaining to the Collateral; and (p) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; provided, however, that notwithstanding any of the other provisions set forth in this Section 3, the term “Collateral” shall not include (i) any United States “intent to use” trademark application or intent-to-use service mark application filed pursuant to Section 1(b) of the Lanham Act to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of any Grantor’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable federal law, or any intellectual property or rights therein or thereto if the grant of a Lien on or security interest in such intellectual property would result in the cancellation or voiding of such intellectual property or such rights and (ii) any Excluded Collateral. SECTION 4. REPRESENTATIONS AND WARRANTIES To induce the Administrative Agent, the Lenders and the Issuing Lenders to enter into the Credit Agreement and to induce the Lenders and Issuing Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent, each Lender and each Issuing Lender that: 4.1 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. None of the Grantors have filed or consented to the filing of any financing statement or other public notice with respect to all or any part of the Collateral in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement. Without limiting the foregoing, for the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to practice or use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent and each Lender understand that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto. 4.2 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor, in each case, to the extent such security interests may be perfected by such filings and other actions and (b) are prior to all other Liens on the Collateral in existence on the date hereof except Liens permitted by the Credit Agreement. 4.3 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. 4.4 Equipment. On the date hereof, the Equipment in excess of $10,000,000 (other than mobile goods) are kept at the locations listed on Schedule 5. 4.5 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor except that, in the case of Foreign Subsidiary Voting Stock of Issuers that are

Foreign Subsidiaries or Foreign Subsidiary Holdcos, the shares of Foreign Subsidiary Voting Stock of such Issuers pledged by such Grantor hereunder constitute 66% of all the issued and outstanding Foreign Subsidiary Voting Stock of such Issuers (or, if such Grantor owns less than 66% of the issued and outstanding Foreign Subsidiary Voting Stock of any Issuer that is a Foreign Subsidiary, the shares of Foreign Subsidiaries Voting Stock of such Issuer pledged by such Grantor hereunder constitute all the issued and outstanding Foreign Subsidiary Voting Stock of such Issuer that is owned by such Grantor). (b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable. (c) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. (d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement. 4.6 Intellectual Property. (a) Schedule 6 lists all Grantor Registered Intellectual Property and all Copyright Licenses, Trademark Licenses and Patent Licenses under which any Grantor is the exclusive licensee of a U.S. registered Copyright, Trademark and/or Patent or applications therefor. (b) All Grantor Registered Intellectual Property is subsisting and unexpired and, to the knowledge of the owning Grantor, valid and enforceable. (c) No holding, decision or judgment has been rendered by any Governmental Authority which would limit or cancel the validity of, or such Grantor’s rights in, any Grantor Registered Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect. (d) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, (i) seeking to limit or cancel the validity of any Grantor Registered Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. SECTION 5. COVENANTS Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full, no Letter of Credit shall be outstanding (other then Letters of Credit which have been cash collateralized in a manner reasonably acceptable to the Issuing Lender) and the Commitments shall have terminated: 5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any Grantor shall at any time hold or acquire any Instrument, Certificated Security or Chattel Paper constituting Collateral and evidencing an amount in excess of $10,000,000 payable, such Grantor shall promptly arrange for Instrument, Certificated Security or Chattel Paper to be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.2 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall (i) maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and (ii) use commercially reasonable efforts necessary to defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral. (b) Annually, at the time of the delivery of the Borrower’s annual financial statements with respect to the preceding fiscal year pursuant to Section 6.1(a) of the Credit Agreement, such Grantor will furnish to the Administrative Agent and the Lenders statements and schedules which provide the information on the assets and property of such Grantor in reasonable detail consistent with that provided in the Schedules hereto or confirm that there has been no change in such information since the date on which the Grantor provided information to the Administrative Agent and the Lenders pursuant to this Section 5.2(b). (c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and cause to be filed or recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining and maintaining the security interest created by this Agreement over the Collateral as a perfected security having at least the priority described in Section 4.2 and preserving the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Letter-of-Credit Rights and any other relevant Collateral (other than any Excluded Collateral) for which “control” (within the meaning of the applicable UCC) is required for perfection under the applicable UCC, taking any actions necessary to enable the Administrative Agent to obtain “control” with respect thereto. 5.3 Changes in Name, etc. Within 30 days of changing (i) its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.3 or (ii) its name, such Grantor will provide written notice the Administrative Agent of such change and deliver to the Administrative Agent all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein. 5.4 Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, upon becoming aware, in reasonable detail, of: (a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and (b) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the security interests created hereby. 5.5 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the

Lenders and promptly deliver the same to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, as additional collateral security for the Obligations; provided, however, that such Grantor shall not be required to take the foregoing actions with respect to such certificate, option or right in respect of Foreign Subsidiary Voting Stock of a Foreign Subsidiary or a Foreign Subsidiary Holdco to the extent that more than 66% of the issued and outstanding Foreign Subsidiary Voting Stock of such Foreign Subsidiary or Foreign Subsidiary Holdco is pledged in favor of the Administrative Agent as collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the Lenders, as additional collateral security for the Obligations. 5.6 Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) continue to use each of its material Trademarks (whether included in the Grantor Registered Intellectual Property or unregistered) on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists to the extent necessary to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way. (b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent included in the Grantor Registered Intellectual Property may become forfeited, abandoned or dedicated to the public, provided, however, that the foregoing shall not limit such Grantor’s right to enforce and defend its rights in and to any such Patent. (c) Such Grantor (either itself or through licensees) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of its Copyrights (whether included in the Grantor Registered Intellectual Property or unregistered) may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain. (d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any of its material Intellectual Property to infringe the intellectual property rights of any other Person. (e) Such Grantor will notify the Administrative Agent and the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any material Grantor Registered Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Grantor Registered Intellectual Property or such Grantor’s right to register the same or to own and maintain the same. (f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office or the United States Copyright Office or acquire a registration of or application for any such Intellectual Property, such Grantor shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing or acquisition occurs for Patents and Trademarks. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in such Copyright, Patent or Trademark, as applicable. (g) Such Grantor will take all commercially reasonable steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Grantor Registered Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, other than abandonment of any Grantor Registered Intellectual Property at the end of the applicable statutory term or upon any final rejection during prosecution, and, with respect to any pending application included in the Grantor Registered Intellectual Property that is not material to the owning Grantor, any abandonment in the ordinary course of business. (h) In the event that any of its material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and, if consistent with reasonable business judgment under the circumstances, sue for infringement, misappropriation or dilution or seek injunctive relief where appropriate and attempt to recover any and all damages for such infringement, misappropriation or dilution. 5.7 Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $10,000,000, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim. SECTION 6. REMEDIAL PROVISIONS 6.1 Receivables. (a) At any time after the occurrence and during the continuance of an Event of Default, if requested by the Administrative Agent, a Grantor shall (i) promptly (and, in any event, within two Business Days) deposit the Proceeds of any payment of Receivables collected by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) hold such Proceeds in trust for the Administrative Agent and the Lenders. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At any time after the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s request, each Grantor shall use commercially reasonable efforts to deliver to the Administrative Agent all documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all orders, invoices and shipping receipts. (c) At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent in its own name or in the name of others may communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables. (d) At any time after the occurrence and during the continuance of an Event of Default, upon the request of the Administrative Agent, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent. (e) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time. 6.2 Investment Property. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.2(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document. (b) If an Event of Default shall occur and be continuing and the Administrative Agent has given written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in the order set forth in Section 6.4, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. (c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent. 6.3 Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other Cash Equivalents items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, and shall, promptly upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5. 6.4 Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent shall apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order: First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents; Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties; Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding (other then Letters of Credit which have been cash collateralized in a manner reasonably acceptable to the Issuing Lender) and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. 6.5 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, promptly collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may promptly sell or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, provided that the Administrative Agent shall provide notice thereof prior to or promptly after such exercise. Each purchaser, upon such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, shall hold the property so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at a place and time which the Administrative Agent shall reasonably select that is reasonably convenient to both parties, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in the order set forth in Section 6.4, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. 6.6 Subordination. Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Administrative Agent, all Indebtedness owing by it to any Subsidiary of the Borrower shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Obligations. 6.7 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency. SECTION 7. THE ADMINISTRATIVE AGENT 7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) At any time after the occurrence and during the continuance of an Event of Default, each Grantor hereby (i) irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and (ii) gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following: (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable; (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby; (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; (iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; (v) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (vi) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (vii) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (viii) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (ix) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (x) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate;

(xi) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (xii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and (xiii) do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do. Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) (other than pursuant to clause (ii) thereof) unless an Event of Default shall have occurred and be continuing. (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement. (c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand. (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released. 7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. 7.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof. 7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. SECTION 8. MISCELLANEOUS 8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement. 8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1. 8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law. 8.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable and documented fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent. (b) Each Guarantor agrees to pay, and to hold the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement. (c) Each Guarantor agrees to pay, and to hold the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement. (d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents. 8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent. 8.6 Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off as appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such Lender (or any branch or agency thereof) against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement or any Loan Document, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amount received from or set-off with respect to, any Grantor shall be applied to any Excluded Swap Obligation of such Grantor. The Administrative Agent and each Lender shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have. 8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by email or telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. 8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof. 8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents. 8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. 8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages. 8.13 Acknowledgements. Each Grantor hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party; (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders. 8.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto. 8.15 Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Specified Swap Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination. (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents. 8.16 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Schedule 1 NOTICE ADDRESSES OF GUARANTORS Capterra, Inc. c/o Gartner, Inc. 56 Top Gallant Road Stamford, CT 06904 Attention: General Counsel Facsimile: (203) 724-0995 Telephone: (203) 316-6003 Computer Financial Consultants, Inc. c/o Gartner, Inc. 56 Top Gallant Road Stamford, CT 06904 Attention: General Counsel Facsimile: (203) 724-0995 Telephone: (203) 316-6003 Dataquest, Inc. c/o Gartner, Inc. 56 Top Gallant Road Stamford, CT 06904 Attention: General Counsel Facsimile: (203) 724-0995 Telephone: (203) 316-6003 Software Advice, Inc. c/o Gartner, Inc. 56 Top Gallant Road Stamford, CT 06904 Attention: General Counsel Facsimile: (203) 724-0995 Telephone: (203) 316-6003 The Research Board, Inc. c/o Gartner, Inc. 56 Top Gallant Road Stamford, CT 06904 Attention: General Counsel Facsimile: (203) 724-0995 Telephone: (203) 316-6003

Schedule 2

DESCRIPTION OF INVESTMENT PROPERTY

Part I: Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares
Part I.A			
Capterra, Inc.	Ordinary shares	C-02	1,000
Computer Financial Consultants, Inc.	Ordinary shares	R-1	1,000
Dataquest, Inc.	Ordinary shares	R-1	1,000
Software Advice, Inc.	Ordinary shares	12	1,176
The Research Board, Inc.	Ordinary shares	2	3,000
Part I.B			
Burton Group, Inc.	Ordinary shares	C-002	1,000
G.G. Properties, Ltd.	Ordinary shares	1	7,920
SircleIT, Inc.	Ordinary shares	2	666
Gartner Japan Limited	Ordinary shares		264
Part I.C			
Gartner do Brasil Servicos de Pesquisas Ltda.	Ordinary shares	Uncertificated	N/A
Gartner Holdings, LLC	Membership interests	Uncertificated	N/A
Gartner Investments I, LLC	Membership interests	Uncertificated	N/A
Gartner Investments II, LLC	Membership interests	Uncertificated	N/A

Part II: Pledged Notes:

Intercompany Note, dated June 17, 2016, by and among the Grantors and each other Subsidiary of the Borrower

Schedule 3 FILINGS AND OTHER ACTIONS REQUIRED TO PERFECT SECURITY INTERESTS Uniform Commercial Code Filings Grantor Location Gartner, Inc. Delaware Capterra, Inc. Delaware Computer Financial Consultants, Inc. Delaware Dataquest, Inc. California Software Advice, Inc. California The Research Board, Inc. Delaware Patent, Trademark and Copyright Filings Patent Security Agreement Trademark Security Agreement Copyright Security Agreement Actions with respect to Pledged Stock Delivery of physical stock certificates representing Pledged Stock to Administrative Agent

Schedule 4 LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE Grantor Jurisdiction of Organization Location of Chief Executive Office Capterra, Inc. Delaware Arlington, Virginia Computer Financial Consultants, Inc. Delaware Stamford, Connecticut Dataquest, Inc. California Stamford, Connecticut Software Advice, Inc. California Austin, Texas The Research Board, Inc. Delaware New York, New York

Schedule 5 LOCATIONS OF EQUIPMENT None.

Schedule 6

GRANTOR REGISTERED INTELLECTUAL PROPERTY

Copyrights

Registered Copyrights

Claimant	Title	Registration No.
Gartner, Inc.	Gartner research topic index Apr05	TX0006188846
Gartner, Inc.	Gartner research topic index	TX0005821266
Gartner, Inc.	KMap taxonomy	TX0005762195
Gartner, Inc.	The Social Organization: How to Use Social Media to Tap the Collective Genius of Your Customers and Employees	TX0007516367
Gartner, Inc. and Korn Ferry	The CIO Edge: Seven Leadership Skills You Need to Drive Results	TX0007728904
Gartner, Inc. and Charles Grantham	Consumer evolution : nine effective strategies for driving business growth	TX0005634443
Gartner, Inc. and Association for Information and Image Management International (AIIM)	Enterprise applications : adoption of E-business and document technologies 2000-2001 : Pacific rim industry study	TX0005533682
Gartner, Inc. and Association for Information and Image Management International (AIIM)	Enterprise applications--adoption of E-business and document technologies : 2000-2001 worldwide	TX0005533683
Gartner, Inc. and K. Mani Chandy	Event processing: designing it systems for agile companies	TX0007041686
Gartner, Inc. and George Westerman	The Real Business of IT: How CIOs Create and Communicate Value	TX0007113561
Gartner, Inc., formerly known as Gartner Group (employer for hire)	Achieving business value from technology : a practical guide for today's executive	TX0005638681
Gartner, Inc., formerly known as Gartner Group, Inc.	Gartner Group technology. Research notes. 1Mar85. Issue title: Market action	TX0001775504
Gartner, Inc., formerly known as Gartner Group, Inc.	Gartner Group technology. Strategic analysis report. 25Jun85. Issue title: Computer-aided engineering	TX0001775503
Gartner, Inc., formerly known as Gartner Group, Inc.	Industry service. Research notes. 24Jul85.	TX0001775502
Gartner, Inc., formerly known as Gartner Group, Inc.	Industry service. Research notes. 19Dec84	TX0001775501
Gartner, Inc., formerly known as Gartner Group, Inc.	Industry service. Strategic analysis report. 12Jul84. Issue title: The Artificial-intelligence business	TX0001775506
Gartner, Inc., formerly known as	Local Area Communications five-year	TX0003639206

Gartner Group, Inc.	scenario	
Gartner, Inc., formerly known as Gartner Group, Inc.	Personal computing. Strategic analysis report. 15Jul85. Issue title: Strategies in personal computing	TX0001775505
Gartner, Inc., formerly known as Gartner Group, Inc. [transfer of copyright from Interprose, Inc.]	Interpose TCO survey	TX0004627188
Gartner, Inc., formerly known as Gartner Group (employer for hire)	World without secrets : business, crime and privacy in the age of ubiquitous computing	TX0005676639
Dataquest, Inc.	10 Forecast	TX0001012898
Dataquest, Inc.	16 competition	TX0000488918
Dataquest, Inc.	17.2 electronic counters : T I I S, v. 1.	TX0000472171
Dataquest, Inc.	2.4 Discrete devices	TX0001047461
Dataquest, Inc.	A.1.US United States P P C's	TX0000773140
Dataquest, Inc.	A.4.US United States WP workstations	TX0000881459
Dataquest, Inc.	A.4US United States W P workstations	TX0001012899
Dataquest, Inc.	And the last word in chips	TX0005515671
Dataquest, Inc.	Appendix A--introduction : EPIS v. II.	TX0000968249
Dataquest, Inc.	Appendix A, market estimate worksheets	TX0000520853
Dataquest, Inc.	Appendix B--market share estimates	TX0000594317
Dataquest, Inc.	Appendix B--preliminary market share estimates	TX0000488919
Dataquest, Inc.	Appendix B : preliminary market share estimates	TX0000273045
Dataquest, Inc.	Appendix C, market estimate worksheets	TX0000520850
Dataquest, Inc.	Appendix D, market estimate worksheets	TX0000520852
Dataquest, Inc.	ATE market overview : [no.] 2.3.	TX0000287230
Dataquest, Inc.	ATEIS/TIIS:v.I.	TX0000514157
Dataquest, Inc.	ATEIS:v.I,[no.] 4, Circuit board testing	TX0000346952
Dataquest, Inc.	Automatic test equipment : an emerging industry	TX0000665574
Dataquest, Inc.	Automatic test equipment industry service : v. I[-III]	TX0000977617
Dataquest, Inc.	CAD/CAM industry service : v. I, marketing analyst's sourcebook	TX0000977615
Dataquest, Inc.	Caterpillar Tractor Company : [section] 1.12 ; International Harvester Company : [section] 1.27 ; Massey-Ferguson, Ltd. : [section] 1.36.	TX0000177730
Dataquest, Inc.	Circuit board testing	TX0000665572
Dataquest, Inc.	Computer memory industry service : v. I[-II]	TX0000977620

Dataquest, Inc.	Consolidated data base : U. S. markets, 1981-1990	TX0001977219
Dataquest, Inc.	[Consumption estimate worksheets : appendix C.]	TX0000049760
Dataquest, Inc.	[Contents.]	TX0000049762
Dataquest, Inc.	Control Data Corporation ; Centronics Data Computer Corporation	TX0000177736
Dataquest, Inc.	Copying and duplicating industry service : v. I[-V]	TX0000977621
Dataquest, Inc.	Data base analysis : appendix A	TXu000141248
Dataquest, Inc.	Data General Corporation	TX0000177734
Dataquest, Inc.	Dataquest, Inc. research newsletter 22Feb80. Issue title: Dynamic and static M O S-R A M and E P R O M shipments	TX0000470670
Dataquest, Inc.	Dataquest, Inc. research newsletter 29Feb80. Issue title: M O S microprocessor shipments	TX0000437559
Dataquest, Inc.	Dataquest, Inc. research newsletter 11Apr80. Issue title: General industry update	TX0000472170
Dataquest, Inc.	Dataquest, Inc. research newsletter 15May80. Issue title: Manufacturing model	TX0000493957
Dataquest, Inc.	Dataquest, Inc. research newsletter 30May80. Issue title: Dynascan Corporation	TX0000493958
Dataquest, Inc.	Dataquest, Inc. research newsletter 30May80. Issue title: Computer Automation, Inc.	TX0000493959
Dataquest, Inc.	Dataquest, Inc. research newsletter 6Jun80. Issue title: Dynamic and static M O S-R A M and E P R O M shipments	TX0000493956
Dataquest, Inc.	Dataquest, Inc. research newsletter 8Jul80. Issue title: M O S microprocessor shipments	TX0000520851
Dataquest, Inc.	Dataquest, Inc. research newsletter 22Aug80. Issue title: General industry update.	TX0000543183
Dataquest, Inc.	Dataquest, Inc. research newsletter 29Aug80. Issue title: Logic analyzers continue to be one of the fastest-growing segments in the test instrument market	TX0000665580
Dataquest, Inc.	Dataquest, Inc. research newsletter 19Jun79. Issue title: U. S. independent test labortory market	TX0000287231
Dataquest, Inc.	Dataquest, Inc. research newsletter 25Jun79. Issue title: Estimated M O S microprocessor consumption	TX0000287228
Dataquest, Inc.	Dataquest, Inc. research newsletter 16Nov79. Issue title: Dynamic and static M O S-R A M and E P R O M shipments	TX0000409185
Dataquest, Inc.	Dataquest, Inc. research newsletter 26Dec79.	TX0000428737

	Issue title: General industry update	
Dataquest, Inc.	Dataquest, Incorporated, research newsletter 4Apr79. Issue title: Update on bipolar memories	TX0000273039
Dataquest, Inc.	Dataquest, Incorporated, research newsletter 4May79	TX0000273040
Dataquest, Inc.	Dataquest, Incorporated, research newsletter 11May79	TX0000273041
Dataquest, Inc.	Dataquest, Incorporated, research newsletter 11May79	TX0000273042
Dataquest, Inc.	Dataquest, Incorporated, research newsletter 11Jun79	TX0000273043
Dataquest, Inc.	Dataquest instrument seminar, October 1980	TX0000665569
Dataquest, Inc.	Dataquest SpecCheck competitive copier guide v. 1, no. 1, Aug85	TX0001662124
Dataquest, Inc.	Digital image printer study : v. I.	TX0001093086
Dataquest, Inc.	Digital voltmeters/digital multimeters : the most basic type of test equipment	TX0000665576
Dataquest, Inc.	Display terminal industry service v. 1. Created 1982	TX0001092583
Dataquest, Inc.	Dynamic and static M O S R A M and E P R O M shipments	TX0000346950
Dataquest, Inc.	Economic data and outlook : [section] 2.1.	TX0000177729
Dataquest, Inc.	Electronic printer industry service : v. I[-III]	TX0000977619
Dataquest, Inc.	European semiconductor industry service : v. I[-II]	TX0000977624
Dataquest, Inc.	Financial analysis : [section] 6.0.9.	TX0000049759
Dataquest, Inc.	General Computer Systems, Inc. : [section] 6.27 ; Data 100 Corporation ; Sycor, Inc. ... [et al.].	TX0000177733
Dataquest, Inc.	General industry update	TX0000346951
Dataquest, Inc.	General purpose minicomputer review and forecast	TX0000929017
Dataquest, Inc.	Geographic market analysis : [section] 2.3 ; Market share estimates : [section] 5.4.	TX0000049752
Dataquest, Inc.	Harnischfeger Corporation : [section] 1.23 ; Regional markets : [section] 2.5 ; Allis-Chalmers Corporation : [section] 1.03 ... [et al.].	TX0000177732
Dataquest, Inc.	Hewlett-Packard	TX0000177735
Dataquest, Inc.	ILM--the divine knowledge	TXu001240859
Dataquest, Inc.	Industry scope : [section] 1.0 ; Crawler tractors : [section] 3.1 ; Crawler loaders : [section] 3.2 ... [et al.]	TX0000177731

Dataquest, Inc.	Industry structure : v. I, 3.1.	TXu000141247
Dataquest, Inc.	Instrumentation Industry Services November 14-16, 1979 Conference : Orlando Hyatt Hotel, Orlando, Florida	TX0000415035
Dataquest, Inc.	Intel : [section] 8.04 ; Texas Instruments : [section] 8.12 ; Electronic Arrays : [section] 8.26 ; Intersil : [section] 8.34.	TX0000049756
Dataquest, Inc.	Interconnect verification analysis	TX0000665571
Dataquest, Inc.	Introduction to the service ; Economic data and outlook : [section] 2.1.	TX0000049751
Dataquest, Inc.	Japanese semiconductor industry service : electronics industry environment in Japan	TX0001213899
Dataquest, Inc.	Konishiroku Photo Industry Company, Ltd. : [section] 8.50.	TX0000049758
Dataquest, Inc.	Lanier Business Products, Inc. : [section] 6.35.	TX0000049754
Dataquest, Inc.	Litton Industries, Inc. : [section] 6.37.	TX0000049750
Dataquest, Inc.	Logic analyzers	TX0000665577
Dataquest, Inc.	[Logic analyzers becoming fastest growing segment of test instrument industry market]	TX0000273044
Dataquest, Inc.	Market estimate worksheets : appendix A	TX0000287229
Dataquest, Inc.	Market estimate worksheets : appendix A	TX0000177728
Dataquest, Inc.	Microdata Corporation	TX0000049757
Dataquest, Inc.	Microprocessor development systems	TX0000665578
Dataquest, Inc.	MOS microprocessor shipments	TX0000346949
Dataquest, Inc.	Motorola : [section] 8.06 ; Mostek : [section] 8.40.	TX0000177738
Dataquest, Inc.	Nielsen Dataquest research newsletter 5Jan83. Issue title: Preliminary 1982 worldwide semiconductor market share estimates	TX0001058152
Dataquest, Inc.	Nielsen Dataquest research newsletter 8Feb83. Issue title: 64K dynamic R A M update	TX0001068753
Dataquest, Inc.	Nielsen Dataquest research newsletter 9Mar82. Issue title: G P M C market in 1981--pretty good, ultrahigh-performance segment--wow!	TX0000962349
Dataquest, Inc.	Nielsen Dataquest research newsletter 12Mar82. Issue title: Summary of 1982 Dataquest Small Computer Industry Conference. Dataquest's Small Computer Industry Service's annual conference, held Feb. 23-26, 1982 in the Napa Valley, Calif.	TX0000962350
Dataquest, Inc.	Nielsen Dataquest research newsletter	TX0000959195

	17Mar82. Issue title: Dataquest explores the trends in the 1/2-inch magnetic tape reel media market	
Dataquest, Inc.	Nielsen Dataquest research newsletter 17Mar82. Issue title: Masstor Systems Corporation model M860 cartridge storage system	TX0000959197
Dataquest, Inc.	Nielsen Dataquest research newsletter 12Apr82. Issue title: The Xebec/MSC S1410, first in the trend toward small-size, low-cost control units	TX0000959192
Dataquest, Inc.	Nielsen Dataquest research newsletter 13Apr82. Issue title: "Computer solutions" by Macy's of California	TX0000962353
Dataquest, Inc.	Nielsen Dataquest research newsletter 30Apr82. Issue title: The Shugart SA200, a low-cost, reduced-height, flexible disk drive	TX0000959196
Dataquest, Inc.	Nielsen Dataquest research newsletter 14May82. Issue title: GRiD Systems' "Navigator" : a manager/executive computer system	TX0000962352
Dataquest, Inc.	Nielsen Dataquest research newsletter 3Jun82. Issue title: Digital Equipment Corporation announces a personal computer family for the eighties	TX0000962351
Dataquest, Inc.	Nielsen Dataquest research newsletter 2Jul82. Issue title: General industry update	TX0000959193
Dataquest, Inc.	Nielsen Dataquest research newsletter 2Jul82. Issue title: M O S microcomputer/microprocessor shipments increase slightly in first quarter 1982	TX0000959194
Dataquest, Inc.	Nielsen Dataquest research newsletter 13Aug82. Issue title: M O S memory shipments first and second quarters 1982	TX0000977113
Dataquest, Inc.	Nielsen Dataquest research newsletter 24Aug82. Issue title: M O S microcomputer/microprocessor shipments prove healthier in second quarter 1982	TX0000977114
Dataquest, Inc.	Nielsen Dataquest research newsletter 24Nov82. Issue title: M O S microcomputer/microprocessor shipments increase slightly in the third quarter 1982	TX0001036481
Dataquest, Inc.	Nielsen Dataquest research newsletter 10Dec82. Issue title: M O S memory shipments third quarter 1982	TX0001036480
Dataquest, Inc.	Oscilloscopes	TX0000665570
Dataquest, Inc.	Perkin-Elmer Corporation	TX0000049749

Dataquest, Inc.	Pitney Bowes : [section] 6.50.	TX0000177739
Dataquest, Inc.	Propelling the semiconductor market to new heights	TX0005515669
Dataquest, Inc.	Protocol testers	TX0000665579
Dataquest, Inc.	[Ricoh Corporation, Ltd. : section 8.70.]	TX0000049761
Dataquest, Inc.	Savin's manufacturing facilities and new Landa process : Savin update / [Monica Camahort]	TX0000780197
Dataquest, Inc.	Scope and defintions [sic] : [section] 1.1 ; Industry structure : [section] 1.3 ; Economic data and outlook : [section] 2.1 ... [et al.]	TX0000049753
Dataquest, Inc.	Semiconductor industry service : v. I[-III]	TX0000977614
Dataquest, Inc.	Semiconductor testing	TX0000665573
Dataquest, Inc.	Semiconductor user information service : v. I[-II]	TX0000977613
Dataquest, Inc.	Serial number guide : used construction equipment : year of manufacture identification information ed. 22, 1990	TX0002737756
Dataquest, Inc.	Serial number guide : used construction equipment : year of manufacture identification information ed. 21, 1989	TX0002737757
Dataquest, Inc.	Serial number guide : used construction equipment : year of manufacture identification information ed. 20, 1988	TX0002343449
Dataquest, Inc.	Serial number guide : used construction equipment : year of manufacture identification information ed. 19, 1987	TX0001934088
Dataquest, Inc.	Serial number guide : used construction equipment : year of manufacture identification information 1986	TX0001696471
Dataquest, Inc.	Serial number guide : used construction equipment : year of manufacture identification information ed. 17, 1984-85	TX0001465321
Dataquest, Inc.	Service management information : overview of service organizations	TX0000977625
Dataquest, Inc.	Signal sources : the stimulus portion of test equipment	TX0000665575
Dataquest, Inc.	Small business computers and larger business systems review and forecast	TX0000929016
Dataquest, Inc.	Small business computers : [section] 4.4.	TX0000049748
Dataquest, Inc.	Small business computers : [section] 4.4 ; Products--general : [section] 4.0.	TX0000177737
Dataquest, Inc.	Small computer industry service : v. I [-IV], general service minicomputers.	TX0000977616
Dataquest, Inc.	SpecCheck facsimile guide, July 1987	TX0002216669

Dataquest, Inc.	Stand alone units : appendix A.4.	TX0000177727
Dataquest, Inc.	The state of the semiconductor industry	TX0005515668
Dataquest, Inc.	Telecommunications industry service : v. I[-II]	TX0000977622
Dataquest, Inc.	Test instrument industry service : v. I[-III]	TX0000977618
Dataquest, Inc.	Test instrument market overview : [no.] 2.3.	TX0000287227
Dataquest, Inc.	Ubiquitous wireless electronics : a semiconductor cornucopia	TX0005515670
Dataquest, Inc.	Very small business computer and personal computer review and forecast	TX0000929018
Dataquest, Inc.	Word processing (general) : [section] 4.0.	TX0000049755
Dataquest, Inc.	Word processing industry service : v. I[-III]	TX0000977623
Dataquest, Inc. and GIS World, Inc.	GIS strategies : a quarterly analysis of the worldwide GIS market v. 1, no. 2, 4th quarter 92	TX0003635633
Dataquest, Inc. and GIS World, Inc.	GIS strategies : a quarterly analysis of the worldwide GIS market v. 2, no. 1, 1st quarter 93	TX0003635634
Dataquest, Inc. and GIS World, Inc.	GIS strategies : a quarterly analysis of the worldwide GIS market v. 2, no. 2, 2nd quarter 93	TX0003648628
Dataquest, Inc. and GIS World, Inc.	GIS strategies : a quarterly analysis of the worldwide GIS market v. 2, no. 3, 3rd quarter 93	TX0003689261
Dataquest, Inc. and GIS World, Inc.	GIS strategies : a quarterly analysis of the worldwide GIS market v. 1, no. 1, 3rd quarter 92	TX0003635632
Software Advice, Inc.	Market Pages VII	TX0007435617
Software Advice, Inc.	Software Market Overviews	TX0007394494
Software Advice, Inc.	Software Market Overviews II	TX0007396887
Software Advice, Inc.	Software Market Overviews III	TX0007398994
Software Advice, Inc.	Software Market Overviews IV	TX0007403566
Software Advice, Inc.	Software Market Overviews V	TX0007406550
Software Advice, Inc.	Software Market Overviews VI	TX0007419030
Software Advice, Inc.	Software Product Profiles	TX0007389876
Software Advice, Inc.	Software Advice Market Overviews VIII	TXu001775923

Copyright Applications

None.

Exclusive Copyright Licenses

None. Patents Registered Patents Registered Owner Title Registration No. Gartner, Inc. Interactive peer directory 8244674 Gartner, Inc. Interactive peer directory with question router 8918391 Gartner, Inc. Bimodal recommendation engine for recommending items and peers 8661034 Gartner, Inc. Computer-implemented method and system for collaborative product evaluation 8249915 Gartner, Inc., formerly known as Gartner Group, Inc. System and method for assigning an engine measure metric to a computing system 7016810 Patent Applications Registered Owner Title Application No. Gartner, Inc. Implicit profile for use with recommendation engine and/or question router 14/533398 Gartner, Inc. Methods and systems for improving engagement with a recommendation engine that recommends items, peers, and services 14/191872 Gartner, Inc. Methods and systems for modifying a user profile for a recommendation algorithm and making recommendations based on user interactions with items 14/046229 Gartner, Inc. Methods and apparatus for integrating search results of a local search engine with search results of a global generic engine search 14/992232 Gartner, Inc. Methods and apparatus for extraction of content from an e-mail or e-mail threads for use in providing implicit profile attributes and content for recommendation engines 14/996329 Gartner, Inc. Method and systems for finding and ranking entities in a domain specific system 62/291029

Exclusive Patent Licenses

None.

Trademarks
Registered Trademarks

Registered Owner	Mark	Registration No.
Gartner, Inc.	HYPE CYCLE	4640207
Gartner, Inc.	HYPE CYCLE	4640209
Gartner, Inc.	SENEXX	4793310
Gartner, Inc.	SOLVEPATH	4793311
Gartner, Inc.	COOL VENDORS	4645283
Gartner, Inc.	COOL VENDORS	4645284
Gartner, Inc.	GARTNER IT MARKET CLOCK	3999791
Gartner, Inc.	GARTNER IT MARKET CLOCK	3999790
Gartner, Inc.	IT MARKET CLOCK	3999787
Gartner, Inc.	IT MARKET CLOCK	3999786
Gartner, Inc.	SOLVEPATH	4716226
Gartner, Inc.	SENEXX	4716228
Gartner, Inc.	MAGIC QUADRANT	4640204
Gartner, Inc.	MAGIC QUADRANT	4644242
Gartner, Inc.	CLOUDBENCH	4614174
Gartner, Inc.	CLOUDGRADE	4601868
Gartner, Inc.	CLOUDHARMONY	3973590
Gartner, Inc.	CLOUDMATCH	4601869
Gartner, Inc.	CLOUDADVICE	4919778
Gartner, Inc.	CLOUDPROBE	4614173
Gartner, Inc.	CLOUDSCORES	4601867
Gartner, Inc.	CLOUDSQUARE	4601866
The Research Board, Inc.	THE RESEARCH BOARD	1737310
Software Advice, Inc.	SOFTWARE ADVICE	4512967
Dataquest, Inc.	DATAQUEST	1002377
Dataquest, Inc.	DATAQUEST	2656606
Dataquest, Inc.	DATAQUEST	2656629
Dataquest, Inc.	DATAQUEST	2656615
Capterra, Inc.	SOFTWAREMATCH	4591378
Capterra, Inc.	SOFTWAREMATCH	4486494
Capterra, Inc.	CAPTERRA	2742773

Trademark Applications

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Annex 1 to Guarantee and Collateral Agreement ASSUMPTION AGREEMENT, dated as of ________________, 2016, made by ______________________________ (the “Additional Grantor”), in favor of ___________________________, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement. W I T N E S S E T H : WHEREAS, Gartner, Inc. (the “Borrower”), the Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of ____________________, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”); WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of ________________________, 2016 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the ratable benefit of the Secured Parties; WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement; NOW, THEREFORE, IT IS AGREED: 1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. 2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written. [ADDITIONAL GRANTOR] By:___________________________ Name: Title:

Annex 1-A to Assumption Agreement Supplement to Schedule 1 Supplement to Schedule 2 Supplement to Schedule 3 Supplement to Schedule 4 Supplement to Schedule 5 Supplement to Schedule 6